Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2008

CONTACTS:	Oliver (Ollie) Creekmore	Elizabeth Beale
	Chief Executive Officer	Chief Financial Officer
	(757) 242-4422	(757) 242-4422

CNB Bancorp, Inc. (CNBV), the holding company for Citizens National Bank, today announced its financial results for the six months ended June 30, 2008.

As in 2006 and 2007, the Company continued sustained operating profit during 2008. Second quarter 2008 was the highest earning quarter in the history of the Company with net income of $66,000, compared to net income of $15,000 for the same period in 2007. Net income for the six months ended June 30, 2008 was $78,000, up $34,000 or 77.3% from the same period in 2007. Diluted earnings per share for the six months ended June 30, 2008 and 2007 were $0.05 and $0.03, respectively.

At June 30, 2008, total assets were $44.3 million, an increase of 3.2% over year-end 2007. Asset growth during 2008 was driven by a $2.4 million or 7.3% increase in the Company’s loan portfolio; total loans at June 30, 2008 were $34.9 million. Deposits increased 2.3% during the first six months of 2008 to $36.0 million. Oliver D. Creekmore, CEO, states that the bank continues to focus on maintaining its quality assets which has resulted in steady and profitable growth during this challenging economic environment.

Profitability ratios for the second quarter and six months ended continued to trend positively, despite economic tightening. Return on average assets was 0.61% for the second quarter of 2008 and 0.36% for the six months ended. Return on average shareholders’ equity was 3.41% and 2.03% for the second quarter ended and six months ended June 30, 2008, respectively. For the six months ended June 30, 2007 return on average assets was 0.20% and return on average shareholders’ equity was 1.18%.

Compared to the same periods in 2007, net interest income after provision for loan losses increased 4.7% for the six months to $850,000 and 7.3% for the second quarter to $444,000. Net interest margin increased from 4.02% for the six months ended June 30, 2007 to 4.30% for 2008. Although net interest margins throughout the industry are compressing due to the increased cost of funding loan growth, the Company is continuing to experience an expanding margin primarily through asset/liability management.

About CNB Bancorp, Inc.

CNB Bancorp, Inc. is a holding company that was formed in 2003 and is headquartered in Windsor, Virginia. The Company’s primary subsidiary is Citizens National Bank, which opened for business in 2003. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates one banking office in Windsor, which is in the Hampton Roads region of southeastern Virginia. Shares of CNB Bancorp, Inc. common stock are traded on the OTC Bulletin Board under the symbol CNBV. Requests for additional information about the Company and its subsidiary Bank should be directed to Elizabeth Beale, Executive Vice President & CFO, P.O. Box 100, Windsor, Virginia 23487.

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission.